As filed with the U.S. Securities and Exchange Commission on November 17, 2025.

Registration No. 333-

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ANGEL STUDIOS, INC.
(Exact name of registrant as specified in its charter)

Delaware	86-3483780
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

295 W Center Street
Provo, Utah	84601
(Address of Principal Executive Offices)	(Zip Code)

Angel Studios, Inc. 2025 Long-Term Incentive Plan
(Full title of the plan)

Neal Harmon

Chief Executive Officer

Angel Studios, Inc.

295 W Center Street

Provo, Utah 84601

(760) 933-8437

(Name, address, and telephone number, including area code, of agent for service)

With a copy of all communications to:

Mark Bonham, Esq.

Brian Hirshberg, Esq.
Mayer Brown LLP
1221 Avenue of Americas
New York, NY 10020
(212) 506-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Angel Studios, Inc., a Delaware corporation (the “Company,” the “Registrant,” “we,” “us,” “our,” or similar terms), has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), to register: (i) 17,318,680 shares of the Company’s Class A Common Stock, $0.0001 par value per share (“Common Stock”), that may be issued by the Company pursuant to the grant, exercise or settlement of awards granted under the Angel Studios, Inc. 2025 Long-Term Incentive Plan (the “2025 Plan”); and (ii) such additional shares that may become issuable in accordance with the adjustment provisions of the 2025 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be delivered to the participants in the 2025 Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not required to be, and are not, filed with the SEC either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this Registration Statement information we file with the SEC in other documents. This means that we can disclose important information by referring to another document we have filed with the SEC. The information relating to us contained in this Registration Statement should be read together with the information in the documents incorporated by reference.

We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

•	The description of the Common Stock contained in the Registration Statement on Form 8-A (File No. 001-41150) filed with the SEC on September 10, 2025, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description;

•	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 15, 2025;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 16, 2025, August 14, 2025 and November 13, 2025, respectively;

•	Our current reports on Form 8-K, filed with the SEC on January 15, 2025, February 14, 2025, August 11, 2025, August 21, 2025, August 25, 2025, September 15, 2025, September 16, 2025, October 8, 2025, and October 28, 2025 (as amended by the current report on Form 8-K/A filed with the SEC on November 12, 2025); and

•	all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

 Item 6. Indemnification of Directors and Officers.

Our Amended and Restated Charter (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”) contain provisions that limit the liability of our current and former directors and officers for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors and officers of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors or officers, except liability for:

•	any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	as a director, unlawful payments of dividends or unlawful stock repurchases or redemptions;

•	as an officer, derivative claims brought on behalf of the corporation by a stockholder; or

•	any transaction from which the director or officer derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Charter also authorizes us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our Bylaws also provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our Bylaws further provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, without limitation, attorneys’ fees, related disbursements and other out-of-pocket expenses.

We believe that the indemnification provisions in our Charter, Bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Charter and Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-290281), filed on September 16, 2025)
4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-290281), filed on September 16, 2025)
4.3	Form of Lock-Up Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-290281) filed on September 16, 2025)
4.4	Form of Subordinated Convertible Promissory Note (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 000-56642) filed on August 15, 2025)
4.5	Warrant to Purchase Stock (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 000-56642) filed on September 10, 2025)
4.6	Warrant to Purchase Stock (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 000-56642) filed on September 10, 2025)
4.7*	Angel Studios, Inc. 2025 Long-Term Incentive Plan
5.1*	Opinion of Mayer Brown LLP
23.1*	Consent of Mayer Brown LLP (included in Exhibit 5.1)
23.2*	Consent of Tanner LLP, independent registered public accounting firm of Angel Studios Legacy, Inc..
23.3*	Consent of BDO USA, P.C., independent registered public accounting firm of Southport Acquisition Corp.
24.1*	Powers of Attorney (included on signature pages of this Registration Statement)
107*	Calculation of Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if this Registration Statement is on Form S-8, and information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, Utah, on November 17, 2025.

Angel Studios, Inc.

By:	/s/ Scott Klossner
Name:	Scott Klossner
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Scott Klossner and Neal S. Harmon, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed on November 17, 2025, by the following persons in the capacities indicated.

Signature	Title

/s/ Neal S. Harmon	Chief Executive Officer and Director
Neal S. Harmon	(Principal Executive Officer)

/s/ Scott Klossner	Chief Financial Officer
Scott Klossner	(Principal Financial Officer and Principal Accounting Officer)

/s/ Paul Ahlstrom	Director
Paul Ahlstrom

/s/ Steve Sarowitz	Director
Steve Sarowitz

/s/ Mina Nguyen	Director
Mina Nguyen

/s/ Robert C. Gay	Director
Robert C. Gay

/s/ Katie Liljenquist	Director
Katie Liljenquist

/s/ Benton Crane	Director
Benton Crane